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                                                                    EXHIBIT 4.2


                                PROMISSORY NOTE

$3,000,000                                                       June ____, 1996


         FOR VALUE RECEIVED, VISION 21, INC. ("Maker") hereby promises to pay to the order of PETER J. FONTAINE ("Payee") the principal amount of Three Million Dollars ($3,000,000) together with interest at the rate of eight percent (8%) per annum.

         This Note and all accrued interest hereon shall be due and payable at the time of and out of the proceeds from the underwritten initial public offering of Maker's shares of common stock pursuant to a registration statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Registration Statement"). Maker further agrees to reimburse Payee for all out of pocket expenses incurred by Payee in making the loan represented by this Note to Maker.

         Maker hereby waives notice of demand, dishonor, protest and presentment. If this Note and accrued interest hereon is not paid within thirty (30) days from the effective date of the Registration Statement, Maker agrees to pay all costs and expenses of collection incurred by Payee including, but not limited to, reasonable attorneys' fees.

         This Note shall be binding upon Maker and its successors and assigns. This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty. This Note has been executed, made and delivered in the State of New York and shall be governed by and construed in accordance with the laws of such State. This Note may not be modified or amended, and no provision hereof may be waived, except by a written instrument executed by the parties hereto.


                                        VISION 21, INC.



                                        By: /s/ Theodore N. Gillete
                                            -------------------------------
                                            Theodore N. Gillete, President